As filed with the Securities and Exchange Commission on April 16, 2012	File No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

United Community Banks, Inc. 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265	Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309-4530
(404) 815-6500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share	180,000	$1,000.00	$180,000,000.00	$20,628.00
Warrant to Purchase Common Stock, $1.00 par value per share, and underlying shares of Common Stock	219,908.4 (2)	$61.39 (3)	$13,500,213.51	$1,547.12
Total:			$193,500,213.51	$22,175.12

(1)
Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, there are being registered hereunder (a) a warrant for the purchase of 219,908.4 shares of Common Stock with an exercise price of $61.39 per share, (b) the 219,908.4 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended, with respect to the per share exercise price of the warrant of $61.39.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ___________ __, 2012

PROSPECTUS

180,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
WARRANT TO PURCHASE 219,908.4 SHARES OF COMMON STOCK
219,908.4 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”), a warrant (the “Warrant”) to purchase 219,908.4 shares of our voting common stock, $1.00 par value per share (the “Common Stock”), and any shares of the Common Stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Series B Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the “Securities”. We originally issued the Series B Preferred Stock and the Warrant to the United States Department of the Treasury (“Treasury”) on December 5, 2008 as part of Treasury’s Troubled Asset Relief Capital Purchase Program (the “CPP”) in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

Treasury and its successors, including transferees (the “Selling Securityholders”), may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fix prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

Dividends on the Series B Preferred Stock are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through December 5, 2013, and will increase to 9% per annum from and after December 6, 2013 if not otherwise redeemed earlier for cash by us.  We may redeem the Series B Preferred Stock at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, at a redemption price equal to 100% of the liquidation preference amount per share of the Series B Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption.

We will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange. Unless requested by Treasury, we do not intend to list the Series B Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”. On April 13, 2012, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $8.39 per share. You are urged to obtain current market quotations of the Common Stock.

Investing in our securities involves a high degree of risk. We urge you to carefully read the sections entitled “Risk Factors” beginning on page 2 and in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. An investment in securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is __________ __, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you.  We have not authorized anyone to provide you with information that is different from such information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell the Securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on its cover page regardless of the time of delivery or any sale of the Securities.  In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

We are issuing the Securities only in jurisdictions where such issuances are permitted.  The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the United States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision.  To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 2.  You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions. This prospectus provides you with a general description of United, the Securities issuable under this prospectus and the offering.  The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Securities.

Business

We are the third largest bank holding company headquartered in Georgia, with total consolidated assets of $6.98 billion, total loans of $4.11 billion, total deposits of $6.10 billion and shareholders’ equity of $575 million as of December 31, 2011. We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank (the “bank”), which operates with decentralized management that is currently organized as 27 separate “community banks” at 106 locations in north Georgia, the Atlanta metropolitan statistical area (or MSA), the Gainesville, Georgia MSA, coastal Georgia, western North Carolina and eastern Tennessee. While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities. Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2011. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

We were incorporated in 1987 as a Georgia corporation. Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  Our website is http://www.ucbi.com.  Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

About the Offering

This prospectus relates to the potential resale from time to time by the Selling Securityholders of some or all of the shares of our Series B Preferred Stock, the Warrant to purchase 219,908.4 shares of our Common Stock, and any shares of Common Stock issuable from time to time upon exercise of the Warrant. The Series B Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement, dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and Treasury (the “Purchase Agreement”) in a transaction exempt from the registration requirements under the Securities Act. The exercise price of the Warrant is $61.39 per share of Common Stock for which the Warrant may be exercised. The Warrant is exercisable at any time on or before December 5, 2018.

Neither the Series B Preferred Stock nor the Warrant is listed on an exchange. Unless requested by Treasury, we do not intend to list the Series B Preferred Stock on any exchange. We do not intend to list the Warrant on any exchange.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section below entitled “A Warning About Forward Looking Statements”.

Risks Associated with Our Business and Related to Regulatory Events

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated in this prospectus by reference.

Risks Related to the Ownership of the Securities

It is unlikely that an active trading market for the Series B Preferred Stock or Warrant will develop.

The Series B Preferred Stock and the Warrant will not be liquid investments because no public trading market currently exists for such Securities and it is unlikely that a market will develop.  Potential purchasers of the Series B Preferred Stock or the Warrant should consider carefully the limited liquidity of such investment before purchasing any shares of Series B Preferred Stock or the Warrant.  We do not intend to apply for the listing of the Series B Preferred Stock or the Warrant on any Securities exchange.  Even if a trading market for the Series B Preferred Stock or the Warrant were to develop, it may not continue, and a purchaser of such Securities may not be able to sell such Securities at or above the price at which they were purchased.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary.  Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies.  The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.  As of December 31, 2011, pursuant to these restrictions, the bank does not have the ability to pay dividends to us without prior regulatory approval.

Future dividend payments are restricted by the terms of Treasury’s equity investment in us and an informal memorandum of understanding.

Beginning in the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels.  Under the terms of the CPP, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including the Common Stock, are prohibited until all accrued and unpaid dividends are paid on the Series B Preferred Stock, subject to certain limited exceptions.  See “Item 1. Business—Payment of Dividends” in United’s Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

In addition, pursuant to an informal memorandum of understanding we entered into with Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance, we may not incur additional indebtedness, pay cash dividends, make payments on our trust preferred securities or subordinated indebtedness or repurchase outstanding capital stock, including the Common Stock, without prior approval of the Federal Reserve Bank of Atlanta.

Our compensation expense may increase substantially after Treasury’s sale of the Securities.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds the Securities. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If Treasury elects to sell all of the Series B Preferred Stock and the Warrant, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

An investment in the Securities is not an insured deposit.

The Securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (“FDIC”) or any other public or private entity.  Investment in the Securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the capital stock in any company.  As a result, if you acquire the Securities, you may lose some or all of your investment.

We are subject to extensive regulation, and ownership of the Series B Preferred Stock may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Series B Preferred Stock, including, for example, our ability to declare and pay dividends on and to redeem the Series B Preferred Stock. Although we do not believe the Series B Preferred Stock is considered a “voting security” currently, if it were to become a voting security for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Series B Preferred Stock have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Series B Preferred Stock, or a holder of a lesser percentage of our Series B Preferred Stock that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Series B Preferred Stock becomes a “voting security”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Series B Preferred Stock, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Series B Preferred Stock. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Series B Preferred Stock should consult their own counsel with regard to regulatory implications.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of the Securities may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about United and its subsidiaries.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries.  We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011:

●	our ability to maintain profitability;

●	our ability to fully realize our deferred tax asset balances, including net operating loss carry-forwards;

●	the condition of the banking system and financial markets;

●	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy was to continue to deteriorate;

●	our ability to raise capital as may be necessary;

●	our ability to maintain liquidity or access other sources of funding;

●	changes in the cost and availability of funding;

●	the success of the local economies in which we operate;

●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	the accounting and reporting policies of United;

●	if our allowance for loan losses is not sufficient to cover actual loan losses;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	competition from financial institutions and other financial service providers;

●	Treasury may change the terms of the Series B Preferred Stock;

●	risks with respect to future expansion and acquisitions;

●	conditions in the stock market, the public debt market and other capital markets deteriorate;

●	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations and other changes in financial services laws and regulations;

●	the failure of other financial institutions;

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings; and

●
regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the periods indicated:

	Year Ended December 31,

	2011		2010		2009		2008		2007
Including Interest on Deposits	(1.94	)x	(2.84	)x	(.90	)x	.55	x	1.32	x
Excluding Interest on Deposits	(5.95	)x	(11.82	)x	(8.53	)x	(2.19	)x	2.85	x

(1)
Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest with rental expense, pre-tax earnings required to pay dividends on outstanding preferred stock and pre-tax accretion.

(2)
The amount of pre-tax earnings required to achieve one-to-one coverage for the year ended December 31, 2011 was $249 million and for the year ended December 31, 2010 was $448 million, excluding interest on deposits.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Securities offered by the Selling Securityholders.  All proceeds from the sale of the Securities will be solely for the accounts of the Selling Securityholders.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit the Selling Securityholders to conduct public secondary trading of the Securities from time to time after the date of this prospectus.  The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions.  A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of the Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the Selling Securityholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest; or

●
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions or concessions, from the Selling Securityholders or the purchasers of the Securities.

The Selling Securityholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act.  As a result, any profits on the sale of the Securities by such Selling Securityholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling Securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  Underwriters are subject to certain statutory liabilities, including, but not limited to, liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

The sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of the sale;

●	in the over-the-counter market;

●	in transactions other than on such exchanges or services or in the over-the-counter market;

●
through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

●	in a public auction;

●	through the settlement of short sales; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

●	engage in short sales of the Securities in the course of hedging their positions;

●	sell the Securities short and deliver the Securities to close out short positions;

●	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;

●
through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

●	in a public auction;

●
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the prospectus; or

●	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The Selling Securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholder and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Securityholders.  In the event any underwriter, broker-dealer or agent is engaged regarding the sale of the Securities by the Selling Securityholders, we will file a post-effective amendment to the registration statement, of which this prospectus forms a part, to disclose such material change in the plan of distribution.

There can be no assurance that any Selling Shareholder will sell any or all of the Securities under this prospectus.  Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Securities by other means not described in this prospectus.  The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.  The Securities may be sold in some states only through registered or licensed brokers or dealers.  In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and complied with.

The Selling Securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act.  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities being distributed.  This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the Securities covered by this prospectus to Treasury, which is the initial Selling Securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The Securities to be offered under this prospectus for the account of the Selling Securityholders are:

●	180,000 shares of Series B Preferred Stock, representing beneficial ownership of 100% of the shares of Series B Preferred Stock outstanding on the date of this prospectus;

●	a Warrant to purchase 219,908.4 shares of our Common Stock; and

●	219,908.4 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 0.53% of our Common Stock as of April 6, 2012.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the Securities covered by this prospectus will be held by the Selling Securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities. To our knowledge, Treasury has sole voting and investment power with respect to the Securities.

We do not know when or in what amounts the Selling Securityholders may offer the Securities for sale. The Selling Securityholders might not sell any or all of the Securities offered by this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the Selling Securityholders after completion of the offering.

Other than with respect to the acquisition of the Securities, Treasury has not had a material relationship with us.

Information about the Selling Securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

DESCRIPTION OF COMMON STOCK AND SERIES B PREFERRED STOCK

The following is a general description of the terms and provisions of the Common Stock and the Series B Preferred Stock. These summaries are not meant to be a complete description of each security. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended (the “Articles”), including the Articles of Amendment with respect to the Series B Preferred Stock, and our Amended and Restated Bylaws, as amended (the “Bylaws”), the applicable provisions of the Georgia Business Corporation Code and our Tax Benefits Preservation Plan, dated as of February 22, 2011, as amended. The Articles are filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended June 30, 2011 and our Bylaws are filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2011. The Tax Benefits Preservation Plan, dated as of February 22, 2011, is filed as an exhibit to our Current Report on Form 8-K filed on February 24, 2011. The amendments to the Tax Benefits Preservation Plan, dated as of March 29, 2011 and June 17, 2011, respectively, are filed as exhibits to our Current Reports on Form 8-K filed on March 31, 2011 and June 21, 2011, respectively.

Common Stock

General.  Our authorized Common Stock consists of 100,000,000 shares, $1.00 par value per share. Each holder of Common Stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares of Common Stock do not have cumulative voting rights. Upon liquidation, holders of our Common Stock, together with holders of the Company’s Non-Voting Common Stock (the “Non-Voting Common Stock”), Common Stock Equivalent Junior Preferred Stock (the “Junior Preferred Stock”) and Junior Participating Preferred Stock, Series E (the “Series E Preferred Stock”), will be entitled to receive on a pro rata basis, after payment or provision for payment of all our debts and liabilities, and after all distributions payments are made to holders of our Series A Non-Cumulative Preferred Stock (the “Series A Preferred Stock”), our Series B Preferred Stock, our Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and our Series D Preferred Stock, all of our assets available for distribution, in cash or in kind.

Subject to the rights of holders of our Series A Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock and our Series D Preferred Stock to receive dividends, all shares of our Common Stock, together with all shares of our Non-Voting Common Stock, Junior Preferred Stock and Series E Preferred Stock, are entitled to share equally in any dividends that our board of directors may declare on our Common Stock, our Non-Voting Common Stock, our Junior Preferred Stock and our Series E Preferred Stock from sources legally available for distribution. We have committed to the Federal Reserve Bank of Atlanta that we will not declare or pay dividends on any of our capital stock without their prior approval.

As of April 6, 2012, 41,692,823 shares of the Common Stock and 15,914,209 shares of the Non-Voting Common were issued and outstanding, exclusive of 91,777 shares of Common Stock issuable under United’s deferred compensation plan; 426,075 shares of Common Stock that may be issued upon the vesting of restricted stock and restricted stock units; 514,068 shares of Common Stock that may be issued upon the exercise of options outstanding, with a weighted average exercise price of $98.22 per share; 129,670 shares of Common Stock reserved for issuance upon the exercise of warrants issued in connection with the issuance of trust preferred securities, with a conversion price of $100.00 per share; 219,908.4 shares of Common Stock reserved for issuance upon the exercise of the Warrant with an exercise price of $61.39 per share; 1,411,765 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock received upon the exercise of a warrant issued to Fletcher International, Ltd. (“Fletcher”), with an exercise price of $21.25 per share; 2,476,191 shares of Common Stock reserved for issuance upon the conversion of our Junior Preferred Stock or our Series C Preferred Stock that may be purchased by Fletcher, with a potential conversion price of $26.25 per share (such conversion price may be higher in certain circumstances); 1,162,791 shares of Common Stock reserved for issuance upon the conversion of Junior Preferred Stock reserved for issuance upon the exercise of a warrant that will be issued to Fletcher in connection with its purchase of Series C Preferred Stock, with an exercise price of $30.10 per share; 1,551,126 shares of Common Stock reserved for issuance upon the exercise of warrants issued to two of our investors, Elm Ridge Offshore Master Fund, Ltd. and Elm Ridge Value Partners, L.P.; and 15,914,209 shares of Common Stock reserved for issuance upon conversion of the Non-Voting Common Stock (provided certain conditions are met).

Tax Benefits Preservation Plan. As of February 22, 2011, we adopted a Tax Benefits Preservation Plan designed to protect our ability to utilize our substantial tax assets. Our tax attributes include net operating losses that we could utilize in certain circumstances to offset taxable income and reduce our federal income tax liability. Our ability to use these tax benefits would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Internal Revenue Service pronouncements. In general, an “ownership change” would occur if our “5-percent shareholders”, as defined under Section 382, collectively increased their ownership in United by more than 50% over a rolling three-year period. The Tax Benefits Preservation Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging any person or group from becoming a beneficial owner of 4.99% or more of the Common Stock of United then outstanding (referred to herein as a “Threshold Holder”).

In connection with the Tax Benefits Preservation Plan, our board of directors declared a dividend of one preferred share purchase right (individually, a “Right”, and collectively the “Rights”) in respect of each share of Common Stock outstanding at the close of business on February 23, 2011 and in respect of each share of Common Stock to become outstanding during the term of the plan. Each Right represents the right to purchase for an initial purchase price of $40.00, one-hundredth of a share of our Series E Preferred Stock. The Rights become exercisable by holders of those rights (other than a Threshold Holder) upon certain triggering events. Prior to such a triggering event, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable Rights at an exchange ratio of one share of Common Stock per Right, subject to the adjustments and limitations described in the Tax Benefits Preservation Plan.

On March 29, 2011, we amended the Tax Benefits Preservation Plan with respect to certain definitions contained in the plan, including the definition of “Acquiring Person”, “Affiliate” and “Final Expiration Date”. The definition of “Acquiring Person” was amended to include within the exemptions to the definition, certain entities that were not previously exempt from such definition. The definition of “Affiliate” was amended to remove from the definition the meaning ascribed to the term “Affiliate” in Rule 12b-2 under the Exchange Act. The definition of “Final Expiration Date” was amended to change the expiration date of the plan from the fifth anniversary of the date of the plan to March 31, 2014, subject to certain exceptions.

On June 17, 2011, we further amended the Tax Benefits Preservation Plan to reflect the Reclassification, effective as of June 17, 2011. As noted above, the amendment proportionally adjusted the initial purchase price for each one-hundredth of a share of our Series E Preferred Stock from $8.00 to $40.00.

While the Tax Benefits Preservation Plan was established to protect our ability to utilize our substantial tax assets, it should be noted that:

●	the plan could have the effect of limiting transferability of our Common Stock because it makes it more difficult and more expensive to acquire our Common Stock;

●	the plan could decrease the marketability of our Common Stock and deter a potential acquirer of our Common Stock or the Company;

●
while the plan provides an economic disincentive for any one person or group to become a Threshold Holder and for any existing Threshold Holder to acquire more than a specified amount of additional shares, there can be no assurance that the plan will deter a shareholder from increasing its ownership interests beyond the limits set by the plan; and

●
our determination that United has not experienced an “ownership change” as defined under Section 382 and that the plan should create a disincentive for one to occur is based on current law and that any change in applicable law may result in an ownership change.

For more information on our Tax Benefits Preservation Plan, as amended, see the information about the plan in the “Risk Factors” section of this prospectus and the disclosure contained in our Registration Statement on Form 8-A filed with the SEC on February 24, 2011, our Current Report on Form 8-K, including the related exhibits, filed with the SEC on February 24, 2011 and our Current Reports on Form 8-K, including the related exhibits, filed with the SEC on March 31, 2011 and June 21, 2011.

Series B Preferred Stock

General.  Under our Articles, we have the authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our board of directors may determine, subject to limitations set forth in our Articles.  The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders.  In addition, shares of preferred stock could be issued with rights, privileges and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of Junior Preferred Stock are authorized, with no shares issued or outstanding; (ii) 287,411 shares of Series A Preferred Stock are authorized, with 21,700 shares issued and outstanding; (iii) 180,000 shares of Series B Preferred Stock are authorized, with 180,000 shares issued and outstanding; (iv) 65,000 shares of Series C Preferred Stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D Preferred Stock are authorized, with 16,613 shares issued and outstanding; (vi) 1,000,000 shares of Series E Preferred Stock are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Series F Preferred Stock are authorized, with no shares issued and outstanding; and (viii) 151,185 shares of Series G Preferred Stock are authorized, with no shares issued and outstanding.

Dividends Payable on Shares of Series B Preferred Stock.  Holders of shares of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period from December 5, 2008, to, but excluding December 6, 2013. From and after December 6, 2013, holders of Series B Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B Preferred Stock are payable to holders of record of the Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series B Preferred Stock, we are required to provide written notice to the holders of shares of Series B Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Priority of Dividends.  With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock will rank:

●	senior to our Common Stock and all other equity securities designated as ranking junior to the Series B Preferred Stock; and

●
at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of United.

So long as any shares of Series B Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in shares of our Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock, or as applicable, any other class or series of Company stock ranking junior to the Series B Preferred Stock, which we refer to as “junior stock,” unless we have paid in full all accrued dividends on the Series B Preferred Stock for all prior dividend periods other than:

●
purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

●
purchases or other acquisitions by broker-dealer subsidiaries of United solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock, as applicable, any class or series of stock of United that does not expressly rank junior or senior to the Series B Preferred Stock, which we refer to as “parity stock”, in the ordinary course of business;

●	purchases or other acquisitions by broker-dealer subsidiaries of United for resale pursuant to an offering by United of our stock that is underwritten by the related broker-dealer subsidiary;

●	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

●	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not United or a subsidiary of United, including as trustee or custodian; and

●
the exchange or conversion of (i) junior stock for or into other junior stock or (ii) parity stock for or into other parity stock or junior stock but only to the extent that (A) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or (B) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series B Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series B Preferred Stock), with respect to the Series B Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock will not be entitled to participate in any such dividend.

Transferability.  The Series B Preferred Stock is not subject to any contractual transfer restrictions. United has agreed to take all steps as may be reasonably requested to facilitate the transfer of the Series B Preferred Stock including, if requested by Treasury, using reasonable efforts to list the Series B Preferred Stock on a national exchange. If requested by Treasury, United has agreed to appoint a depositary to hold the Series B Preferred Stock and issue depositary receipts.

Redemption.  We may redeem the Series B Preferred Stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from a Qualified Equity Offering. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than United or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, Common Stock or a combination thereof, that, in each case, qualify as tier 1 capital of United at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified Equity Offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuance of Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

If fewer than all of the outstanding Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series B Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.

If we repurchase shares of Series B Preferred Stock from a holder other than Treasury, we must offer to repurchase a ratable portion of the Series B Preferred Stock then held by Treasury.

We will mail notice of any redemption of Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B Preferred Stock designated for redemption will not affect the redemption of any other Series B Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all shares of Series B Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series B Preferred Stock, together with holders of our securities designated as ranking on parity with the Series B Preferred Stock, will be entitled to receive the total liquidation amount out of our assets that is available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities and securities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking on parity as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B Preferred Stock has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  Except as indicated below or otherwise required by law, the holders of the Series B Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends—If the dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the Series B Preferred Stock are not paid for an aggregate of six quarterly dividend payments. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series B Preferred Stock and voting parity stock to vote for preferred stock directors, the individuals serving as preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of United will be reduced by the number of preferred stock directors that the holders of Series B Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holder of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights—So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of the shareholders required by law or by our Articles, the vote or consent of the holders of at least 66 2/3% of the shares of the Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

●
any amendment or alteration of our Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

●	any amendment, alteration or repeal of any provision of our Articles so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or

●
any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or of a merger or consolidation of United with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if United is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series B Preferred Stock, each holder of Series B Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series B Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect the redemption.

Executive Compensation.  Pursuant to the terms of the Purchase Agreement, United adopted Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds the equity issued pursuant to the Purchase Agreement, including the Common Stock which may be issued pursuant to the Warrant. These standards generally apply to United’s Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) requiring the clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) a prohibition on making golden parachute payments to senior executives; and (4) an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods. Since the Warrant has a ten year term, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten year period.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury to enter into a depositary arrangement pursuant to which the shares of Series B Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series B Preferred Stock as specified by Treasury, may be issued. The shares of Series B Preferred Stock would be held by a depositary reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the Selling Stockholders would be offering depositary shares, each representing a fraction of a share of Series B Preferred Stock, instead of actual whole shares of Series B Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where to Find More Information”.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The Warrant is exercisable for 219,908.4 shares of Common Stock.

Exercise of the Warrant

The exercise price of the Warrant is $61.39 per share of Common Stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant”.

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the holder of the Warrant. We will not issue fractional shares upon any exercise of the Warrant. Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. We have listed the shares of Common Stock issuable upon exercise of the Warrant with the Nasdaq Global Select Market. The holder of the Warrant will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying shares of Common Stock in connection with the exercise of the Warrant. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant”.

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Common Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant and all rights under the Warrant are transferable. United has agreed to take all steps as may be reasonably requested to facilitate the transfer of the Warrant and the Common Stock underlying the Warrant.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we affect a pro rata repurchase of Common Stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving United and requiring shareholder approval, the holder of the Warrant’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the holder of the Warrant with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of the Series B Preferred Stock and the Warrant by an initial beneficial owner thereof.  We have based this summary upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that a beneficial owner will hold shares of the Series B Preferred Stock or the Warrant as capital assets within the meaning of section 1221 of the Code.  This summary does not address the tax consequences arising under the laws of any state or local jurisdiction or Non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of the Series B Preferred Stock or the Warrant as part of a “straddle”, a “hedge”, a “conversion transaction” or other arrangement involving more than one position, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

If a partnership holds shares of the Series B Preferred Stock or the Warrant, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of the Series B Preferred Stock or the Warrant, you should consult your tax advisor.

If you are considering the purchase of shares of the Series B Preferred Stock or the Warrant, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

As used in this discussion, a “U.S. Holder” is a beneficial owner of shares of the Series B Preferred Stock or the Warrant that is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of the Series B Preferred Stock or the Warrant that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

Distributions on Series B Preferred Stock.  Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income.  Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2013 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met.  Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the shares, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on this portion of a distribution.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any.

Limitations on Dividends-Received Deduction.  A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances.  Prospective corporate investors in our Series B Preferred Stock should consider the effect of:

●
Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include our Series B Preferred Stock;

●
Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for common stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

●
Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends.  A corporate U.S. Holder will be required to reduce its tax basis (but not below zero) in our Series B Preferred Stock by the non-taxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed.  Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.  An extraordinary dividend generally would be a dividend that:

●
in the case of Series B Preferred Stock, equals or exceeds 5% of the corporate U.S. Holder’s adjusted tax basis in the Series B Preferred Stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

●	exceeds 20% of the corporate U.S. Holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.  An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.  Any part of the non-taxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

Corporate U.S. Holders should consult with their own tax advisors with respect to the possible application of the extraordinary dividend provisions of the Code to the ownership or disposition of Series B Preferred Stock or the Warrant in their particular circumstances.

Sale, Exchange, or other Taxable Disposition.  Upon the sale, exchange, or other taxable disposition of our Series B Preferred Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares.  The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of the shares.  A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above).  Gain or loss realized on the sale, exchange, or other taxable disposition of our Series B Preferred Stock or the Warrant generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.  Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2013 generally is subject to tax at a maximum rate of 15%.  The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Taxation of the Warrant.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrant is sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrant in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our Series B Preferred Stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%, but scheduled to increase to 31% for payments made after December 31, 2012) will apply to payments received by a U.S. Holder with respect to shares of our Series B Preferred Stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income.  On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010.  This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and gain on sale in respect of securities like shares of our Series B Preferred Stock or the Warrant, subject to certain exceptions, for taxable years beginning after December 31, 2012.  Prospective purchasers of shares of our Series B Preferred Stock or the Warrant should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of shares of our Series B Preferred Stock or the Warrant.

Consequences to Non-U.S. Holders

Distributions on Series B Preferred Stock and the Warrant.  Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any).  Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.  In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Series B Preferred Stock or the Warrant provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (d) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes.  An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Series B Preferred Stock or the Warrant and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale, exchange, or other disposition of such shares.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if we are treated as a “United States real property holding corporation,” a Non-U.S. Holder’s sale of our Series B Preferred Stock or the Warrant nonetheless generally will not be subject to U.S. federal income or withholding tax, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) the selling Non-U.S. Holder held, actually or constructively, 5% or less of our outstanding stock of that class at all times during the five-year period ending on the date of disposition.

To the extent we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the class of stock and the non-U.S. Holder was not eligible for any treaty exemption, any gain on the sale of our Series B Preferred Stock or the Warrant would be treated as effectively connected with a trade or business within the United States, the treatment of which is described below, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States.  If a Non-U.S. Holder of our Series B Preferred Stock or the Warrant is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder.  Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Series B Preferred Stock or the Warrant.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Taxation of the Warrant.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrant is sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

Non-U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrant in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of dividends on shares of our Series B Preferred Stock by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of shares of our Series B Preferred Stock by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28% (but scheduled to increase to 31% for payments made after December 31, 2012), unless the seller certifies its Non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder might obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Foreign Financial Institutions.  On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of shares of our Series B Preferred Stock or the Warrant should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP will provide an opinion as to the legality of the Securities. As of the date of this prospectus, members of Kilpatrick Townsend & Stockton LLP participating in this matter own an aggregate of approximately 8,800 shares of our Common Stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries as of December 31, 2011 and  2010, and for the three-year period ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as stated in their report dated March 13, 2012, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. Other than information deemed “furnished” rather than “filed” under the Exchange Act, we incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

●	our Proxy Statement for the 2012 Annual Meeting;

●	our Current Reports on Form 8-K filed on January 6, 2012, January 26, 2012, and March 21, 2012;

●	all other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2011; and

●
all documents filed after the filing of this registration statement but prior to the effectiveness of the registration statement, and all documents filed after the date of the effectiveness of the registration statement and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein)).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

We maintain a website at http://www.ucbi.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available to the public on the Internet site maintained by the SEC at http://www.sec.gov.  You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-3 to register the securities to be issued under this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

PROSPECTUS

180,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES B

WARRANT TO PURCHASE 219,908.4 SHARES OF COMMON STOCK

219,908.4 SHARES OF COMMON STOCK

_____________ , 2012

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$22,175.12
Legal fees and expenses	15,000.00
Accounting fees and expenses	4,000.00
Miscellaneous	3,824.88

Total	$45,000.00

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

Our Bylaws require us to indemnify our directors, officers, employees, and agents against judgments, fines, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred in connection with various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, our Bylaws require us to indemnify our directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 16. Exhibits.

Exhibit No.	Description

3.1
Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed with the SEC on August 9, 2011).

3.2
Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 4, 2011).

4.1
See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and the Amended and Restated Bylaws, as amended, of United Community Banks, Inc., which define the rights of security holders.

4.2	Form of Certificate for the Series B Preferred Stock (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Form 8-K, filed with the SEC on December 5, 2008).

4.3	Warrant for Purchase of Shares of Common Stock (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Form 8-K, filed with the SEC on December 5, 2008).

4.4
Letter Agreement, dated December 5, 2008, by and between United Community Banks, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on December 5, 2008).

4.5
Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011), as amended by Amendment to Tax Benefits Preservation Plan, dated as of March 29, 2011 (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 31, 2011) and as amended by Second Amendment to Tax Benefits Preservation Plan, dated as of June 17, 2011 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 21, 2011).

4.6
Form of Summary of Rights for Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

5	Opinion and Consent of Kilpatrick Townsend & Stockton LLP.

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Porter Keadle Moore, LLC.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included as part of Exhibit 5).

24	Power of Attorney (included on the Signature Page to the Registration Statement).

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(i)             For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, United Community Banks, Inc. certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on April 16, 2012.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 16, 2012.

Signature	Title

/s/ Jimmy C. Tallent	President, Chief Executive Officer and Director
Jimmy C. Tallent	(Principal Executive Officer)

/s/ Rex S. Schuette	Executive Vice President and Chief Financial
Rex S. Schuette	Officer (Principal Financial Officer)

/s/ Alan H. Kumler	Senior Vice President, Controller and Chief
Alan H. Kumler	Accounting Officer (Principal Accounting Officer)

/s/ Robert L. Head, Jr.	Chairman of the Board
Robert L. Head, Jr.

/s/ Robert H. Blalock	Director
Robert H. Blalock

/s/ Cathy L. Cox	Director
Cathy L. Cox

[Signatures continued on next page]

[signatures continued from previous page]

/s/ Steven J. Goldstein	Director
Steven J. Goldstein

/s/ Hoyt O. Holloway	Director
Hoyt O. Holloway

/s/ W.C. Nelson, Jr.	Director
W.C. Nelson, Jr.

/s/ Thomas A. Richlovsky	Director
Thomas A. Richlovsky

/s/ John D. Stephens	Director
John D. Stephens

/s/ Tim Wallis	Director
Tim Wallis

EXHIBIT INDEX

Exhibit	Description of Exhibit

5	Opinion and Consent of Kilpatrick Townsend & Stockton LLP.

12	Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Porter Keadle Moore, LLC.